EXHIBIT 99.77D

                                 July 20, 1999

On July 20, 1999, the Board of Trustees of the Trust unanimously:

VOTED: That the following non-fundamental investment restriction, which is applicable to the DLB Fixed Income Fund, The DLB Value Fund, The DLB Disciplined Growth Fund, the DLB Mid Capitalization Fund,and the DLB Global Small Capitalization Fund, and which is set forth in paragraph
         (c) on page 2 of the DLB Fund Group's Statement of Additional Information dated April 30, 1999, be, and it is, hereby eliminated effective immediately; and the President, each Vice President, the Clerk and any Trustee of the Trust be, and each of them acting singly is, authorized, in the name and on behalf of the Trust, to prepare and make any filings with the Securities and Exchange Commission as the officet or Trustee so acting may deem necessary or advisable to effectuate this vote:

         "In addition, it is contrary to the present policy of each Fund to:
         ................. (c) (All Funds except the Growth Fund and the Micro
         Cap Fund) Invest in securities of any issuer if officers and Trustees of the Trust and officers and partners of David L. Babson and Company Incorporated (the "Manager") who beneficially own more than 1/2 of 1% of the securities of that issuer together beneficially own more than 5%."